Exhibit 99.1

ION Geophysical Appoints New Chief Financial Officer

HOUSTON, TX – November 28, 2011 — ION Geophysical Corporation (NYSE: IO) today named Gregory J. Heinlein as its Senior Vice President and Chief Financial Officer. Mr. Heinlein will assume the CFO position previously held by R. Brian Hanson, ION’s President and Chief Operating Officer.

Prior to joining ION, Mr. Heinlein served as the Chief Operating and Financial Officer of Genprex, Inc., a clinical-stage biopharmaceutical company. Prior to Genprex, Mr. Heinlein held a variety of senior management positions, including Vice President and Treasurer and Vice President, Global Sales and Marketing, at Freescale Semiconductor, Inc., a NYSE-listed designer and manufacturer of embedded semiconductors for the automotive, consumer, industrial, and networking markets. As VP and Treasurer, Mr. Heinlein developed a world-class treasury/risk and insurance organization and led the post-IPO company through a $17.5 billion LBO. Prior to joining Freescale, Mr. Heinlein served as Vice President and Treasurer at Fisher Scientific International Inc. and at Great Lakes Chemical Company, and held various financial positions during a twelve-year tenure at The Dow Chemical Company. He received a Bachelor of Business Administration degree from Saginaw Valley State University and an MBA in finance from Michigan State University.

Mr. Hanson, who will become ION’s Chief Executive Officer on January 1, 2012, commented, “We are delighted to add Greg to our senior leadership team. Greg has a proven track record of building and leading the financial organizations of global public and private equity companies. As a technology company, ION will benefit from his five-year immersion into technology at Freescale. With his broad and deep experience in all aspects of financial management, Greg will be instrumental in supporting ION’s growth strategy.”

Mr. Heinlein added, “I am pleased to join ION’s senior management team. ION’s strategy of providing high-value technology solutions to global E&P companies aligns well with my prior experience in technology and high-growth companies. I look forward to supporting Brian and the ION team in delivering even greater value to ION shareholders and customers.”

About ION

ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts

Jack Lascar

DRG&L +713. 529.6600

ION (Media relations)

Director - Corporate Marketing

Karen Abercrombie, +1 713.366.7281

karen.abercrombie@iongeo.com

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